Exhibit 99.1

Emisphere Signs License Agreement With Novo Nordisk to Develop Oral Formulations of Four Molecules Targeting Metabolic Indications and Amends GLP-1 Agreement

Emisphere to Receive $14 Million Upfront for New License and Amendment, Eligible for More Than $207 Million in Milestone Payments, Plus Royalties on Product Sales

ROSELAND, N.J., Oct. 15, 2015 (GLOBE NEWSWIRE) — Emisphere Technologies, Inc. today announced that it has entered into a Development and License Agreement with Novo Nordisk A/S (NYSE:NVO) to develop and commercialize oral formulations of four classes of Novo Nordisk’s investigational molecules targeting major metabolic disorders, including diabetes and obesity, using Emisphere’s oral Eligen® Technology. Under the terms of the agreement, Emisphere licensed to Novo Nordisk the exclusive right to develop potential product candidates in three molecule classes, and the non-exclusive right to develop potential product candidates in a fourth molecule class, using the Eligen® Technology.

The license provides Emisphere with a $5.0 million upfront licensing fee, and the opportunity to receive up to $62.5 million in development and sales milestone payments for each of the three exclusively licensed molecule classes, and up to $20 million in development milestone payments for the non-exclusively licensed molecule class. Additionally, Emisphere would receive royalties on sales of each successfully commercialized product. Novo Nordisk is solely responsible for the development and commercialization of all product candidates.

In addition, Emisphere granted Novo Nordisk the option to obtain exclusive and non-exclusive rights to develop and commercialize oral formulations of additional investigational molecules for the treatment of diabetes, obesity, and indications in other important therapeutic areas using the Eligen® Technology. If Novo Nordisk exercises its option to develop and commercialize any additional investigational molecules, Emisphere would be entitled to receive an additional payment upon the exercise of each option for exclusive or non-exclusive development rights for each molecule class. Emisphere would be eligible to receive up to $62.5 million in development and sales milestone payments for each additional exclusively licensed molecule class, and up to $20 million in development milestone payments for each additional non-exclusively licensed molecule class, plus royalties on sales of each commercialized product.

In conjunction with the signing of the new license agreement, Emisphere and Novo Nordisk also amended their existing GLP-1 (semaglutide) license agreement to provide for, among other things, a payment of $9.0 million to Emisphere from Novo Nordisk as prepayment of a product development milestone in exchange for a reduction in future royalty payments.

“We are delighted to have broadened our collaboration with Emisphere for access to their Eligen® Technology under this new development and license agreement,” said Peter Kurtzhals, Senior Vice President for Global Research in Novo Nordisk.

“Novo Nordisk has been an important partner for many years and this expanded partnership further validates the Eligen® Technology and its ability to facilitate absorption from the gastrointestinal tract,” said Alan L. Rubino, Chief Executive Officer of Emisphere. “We have been intensely focused on transforming Emisphere into a robust commercial and development organization, seeking to identify and establish new, value-creating licensing opportunities for our Eligen® Technology to major pharmaceutical companies, while realizing the significant market potential of our proprietary oral Eligen B12™ product. This agreement with Novo Nordisk represents the first significant accomplishment in this ongoing, transformational effort and we look forward to future successes resulting from our global business development strategy.”

ABOUT ELIGEN® TECHNOLOGY

Emisphere’s broad-based drug delivery technology platform, known as the Eligen® Technology, uses proprietary, synthetic chemical compounds, known as Emisphere delivery agents, or carriers. Emisphere’s Eligen® Technology makes it possible to deliver a therapeutic molecule without altering its chemical form or biological integrity.

ABOUT NOVO NORDISK

Novo Nordisk is a global healthcare company with more than 90 years of innovation and leadership in diabetes care. This heritage has given us experience and capabilities that also enable us to help people to address other serious chronic conditions including hemophilia, growth disorders and obesity. Headquartered in Denmark, Novo Nordisk employs approximately 39,700 people in 75 countries and markets its products in more than 180 countries. Novo Nordisk’s B shares are listed on Nasdaq Copenhagen (Novo-B). Its ADRs are listed on the New York Stock Exchange (NVO). For more information, visit novonordisk.com, Facebook, Twitter, LinkedIn, YouTube

ABOUT EMISPHERE

Emisphere is a specialty pharmaceutical company that has recently commenced commercial operations. The Company launched its first prescription product, oral Eligen B12™, in the U.S. in March 2015. Beyond Eligen B12, the Company utilizes its proprietary Eligen® Technology to create new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of new orally delivered therapeutics. For more information, please visit www.emisphere.com.

EMISPHERE SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this release or oral statements made by representatives of Emisphere relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the success of the Company’s commercialization initiatives, the Company’s ability to enter into and maintain strategic partnerships, the Company’s ability and/or that of its partners to develop, manufacture and commercialize products using

Emisphere’s drug delivery technology, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). There can be no assurance that any of the development or sales milestones in the Development and License Agreement will be met or that such milestone payments will be received or that Novo Nordisk will be able to successfully commercialize any of the product candidates. Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

COMPANY CONTACTS:

Alan L. Rubino, CEO

973.532.8000

arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005

mgarone@emisphere.com

INVESTOR CONTACT:

Susan Kim

Argot Partners

212.600.1902

susan@argotpartners.com

MEDIA CONTACT:

Eliza Schleifstein

Argot Partners

917.763.8106

eliza@argotpartners.com